Exhibit 99.1

Victory Capital Reports November 2021 Assets Under Management

SAN ANTONIO, Texas--(BUSINESS WIRE)--December 10, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $160.5 billion as of November 30, 2021.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Nov. 30, 2021	Oct. 31, 2021
Solutions	$41,338	$41,338
Fixed Income	35,160	35,317
U.S. Mid Cap Equity	29,235	30,083
U.S. Small Cap Equity	19,655	20,647
U.S. Large Cap Equity	15,495	15,628
Global / Non-U.S. Equity	15,236	16,039
Alternative Investments	795	-
Other	427	443
Total Long-Term Assets	$157,342	$159,495
Money Market / Short Term Assets	3,120	3,144
Total Assets Under Management	$160,462	$162,639

By Vehicle
Mutual Funds[2]	$121,667	$123,860
Separate Accounts and Other Pooled Vehicles[3]	34,254	34,251
ETFs	4,541	4,527
Total Assets Under Management	$160,462	$162,639

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

About Victory Capital

Victory Capital is a diversified global asset management firm with $160.5 billion in assets under management as of November 30, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com